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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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              Current Report Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934 (1)



       Date of Report (Date of earliest event reported): December 20, 2002


                        ALLBRITTON COMMUNICATIONS COMPANY
             (Exact name of registrant as specified in its charter)






       Delaware              Commission file number:         74-180-3105
    (State or other                 333-02302               (I.R.S. employer
     jurisdiction of                                         identification no.)
     incorporation or
     organization)


                          808 Seventeenth Street, N.W.
                                    Suite 300
                           Washington, D.C. 20006-3910
                    (Address of principal executive offices)


Registrant's telephone number, including area code: 202-789-2130


(1) Pursuant to Section 15(d) of the Securities and Exchange Act of 1934, the Company's duty to file reports is automatically suspended as a result of having fewer than 300 holders of record of each class of its debt securities outstanding as of October 1, 2002, but the Company agreed under the terms of certain long-term debt to continue these filings.



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ITEM 5.  Other Events and Regulation FD Disclosure

         On December 20, 2002, Allbritton Communications Company (the "Company") completed its private placement of $275 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due December 15, 2012 (the "7 3/4% Notes"). The proceeds of the 7 3/4% Notes will be used to purchase or redeem the Company's outstanding $275 million principal amount of 9 3/4% Senior Subordinated Debentures due 2007 (the "9 3/4% Debentures"). The 7 3/4% Notes have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the 7 3/4% Notes.

         As of 5:00 p.m., New York City time, on December 20, 2002 (the "Consent Date"), the Company had received the tenders and consents required to eliminate or modify substantially all the covenants, certain events of default and related provisions in the indenture governing its outstanding 9 3/4% Debentures. As of the Consent Date, approximately 93% of the $275 million aggregate principal amount outstanding of the 9 3/4% Debentures had consented to the proposed amendments to the indenture and been tendered pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated December 6, 2002.

         Accordingly, the Company and the Trustee under the indenture governing the 9 3/4% Debentures have executed and delivered a supplemental indenture containing the amendments described in the Offer to Purchase and Consent Solicitation Statement. However, the proposed amendments will not become operative unless the tendered 9 3/4% Debentures are accepted for purchase in accordance with the terms of the tender offer, which expires at 12:01 a.m. New York City time on January 7, 2003. If the amendments become operative, holders of all untendered 9 3/4% Debentures will be bound thereby.

         The Company will pay the total consideration of $1,039 per $1,000 aggregate principal amount of 9 3/4% Debentures validly tendered on or prior to the Consent Date. Holders of 9 3/4% Debentures can still tender their 9 3/4% Debentures in the tender offer until 12:01 a.m. on Tuesday, January 7, 2003 (the "Expiration Date"). Holders who validly tender their 9 3/4% Debentures after the Consent Date and on or prior to the Expiration Date are entitled to receive $1,034 per $1,000 aggregate principal amount of 9 3/4% Debentures validly tendered, which represents the total consideration less the consent payment. The purchase of the 9 3/4% Debentures and payment of accrued interest thereon will be funded from the net proceeds of the 7 3/4% Notes, borrowings under the Company's senior credit facility and cash on hand. This Current Report on Form 8-K shall not constitute an offer to purchase the 9 3/4% Debentures in any jurisdiction in which, or to or from any person or from whom, it is unlawful to make such offer under applicable securities or blue sky laws.

         In addition, on December 20, 2002, the Company notified the Trustee that on January 21, 2003 it will redeem, in full, any outstanding 9 3/4% Debentures not previously purchased in the tender offer at the redemption price of $1,039 per $1,000 aggregate principal amount of 9 3/4% Debentures, which includes the associated call premium, plus accrued interest thereon. The redemption of the 9 3/4% Debentures and payment of accrued interest thereon will be funded from the net proceeds of the 7 3/4% Notes, borrowings under the Company's senior credit facility and cash on hand.

ITEM 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  4.1 Indenture, dated as of December 20, 2002, between Allbritton Communications Company and State Street Bank and Trust Company, as Trustee, relating to the Company's 7 3/4% Senior Subordinated Notes due December 15, 2012.

                  4.2 Supplemental Indenture, dated as of December 21, 2002, between Allbritton Communications Company and State Street Bank and Trust Company, as Trustee, relating to the Company's 9 3/4% Senior Subordinated Debentures due 2007.






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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               ALLBRITTON COMMUNICATIONS COMPANY

                                                           (Registrant)






     December 23, 2002                        /s/ Stephen P. Gibson
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             Date                           Name: Stephen P. Gibson
                                            Title: Senior Vice President
                                                   and Chief Financial Officer





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